Exhibit 99.B(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report, dated December 18, 2009, on the statements of assets and liabilities of ESG Shares FTSE KLD North America Sustainability Index Fund and ESG Shares FTSE KLD Europe Asia Pacific Sustainability Index Fund (collectively, the “Funds;” the two funds constituting the Pax World Funds Trust II) as of December 14, 2009 under the caption “Financial Statements” in the Statement of Additional Information in Pre-effective Amendment No. 4 to the Registration Statement (Form N-1A, 1933 Act File No. 333-156141) of Pax World Funds Trust II.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 18, 2009